Exhibit 10.4

                              LETTER-AGREEMENT WITH
                            IRIS WARE SOLUTIONS, INC.

                           IRIS WARE SOLUTIONS, INC.
                              1809 Arborlynn Drive
                         North Vancouver, B.C. V7J 2V7
                               Tel: 604 961-5925
                               Fax: 604 984-9330

                                                                   April 1, 2002

Mr. Ralph Shearing
Strategic Internet Investments Incorporated
450-650 Georgia Street
Vancouver, B.C. V6B 4N8


Re: Consulting Fee Letter for e-commerce review and analysis;
     web site construction and maintenance

Dear Mr. Shearing:

Pursuant to your request, Pedro Eiler Pedersen ("Consultant") has agreed to act for Strategic Internet Investments Incorporated, (the "Company") as an advisor and consultant to source review e-commerce businesses targeted for potential acquisition by the Company, plus act as the Company's IT and Web Site design and maintenance.

Payment for consulting fees and expense reimbursement has been agreed as follows:

Consulting fees will be billed monthly at the daily rate of US$300.00 per day for work performed as requested by the Company. The fee will be due and payable in cash as invoiced. In the event that cash is not available to pay the consulting fees, shares of the common stock of the Company, valued at a price to be negotiated in good faith, will be accepted as payment in full. These shares will be issued in conjunction with a Registration Statement filed under Form S-8, which will make the shares free trading.

Expenses will be charged directly to the Company whenever possible if they are significant. They will also be pre-approved. For example, travel expenses and FedEx will be billed to client directly by the travel agency via credit card and FedEx account. Nominal expenses such as long distance telephone, postage, local transportation will be accumulated until the sooner of a significant expense billing, to which these will be added, or the total of US$250.00, and then they will be billed.

As agreed and in recognition of past services provided to the Company, the Company will pay the Consultant a lump sum of $10,000 and the Consultant will provide invoices to the Company documenting the fee, within the payment rate outlined in the Letter Agreement.

The Consultant will submit to the Company a written report serving as a critical review of all business plans submitted by the Company. The report should include recommendations to the Company to either pursue acquisition of a targeted business or decline the business.

This Letter-Agreement shall be governed by the Laws of the Province of British Columbia, Canada.

If the above is satisfactory, please indicate by either signing and returning a copy to me at my office, or confirm by e-mail.

Sincerely yours,


                              /s/Pedro Eiler Pedersen
                              Pedro Eiler Pedersen
                              President and shareholder



I accept the above terms and conditions.

/s/Ralph Shearing
Ralph Shearing
Ohio & Southwestern Energy Company